                                  EXHIBIT 21.1

                            BRITE VOICE SYSTEMS, INC.
                                  SUBSIDIARIES


Brite Voice Systems Group, Limited
Manchester, England

Brite Voice Systems Group, GmbH
Germany

Brite Holding AG
Switzerland

Brite Voice Systems AG
Switzerland

Brite Voice Systems S.p.A.
Italy

Brite Voice Systems Pte Ltd.
Singapore

Brite Voice Systems S.A. (Pty) Ltd.
South Africa

BVSI, Inc.
Wilmington, Delaware

BVS Investco, Inc.
Wilmington, Delaware